EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share

                                  For the Three Month     For the Six Month
                                       Period Ended          Period Ended
                                        June 30,               June 30,
                                    1999        2000       1999        2000
Basic Earnings Per Common Share:

Net Income                         $ 786       $1,064     $1,401      $2,065

Weighted average shares
Outstanding                        1,891        1,882      1,912       1,881

Earnings Per Common Share          $ .42        $ .57      $ .73       $1.10



Diluted Earnings Per Common Share:

Net Income                         $ 786       $1,064     $1,401       $2,065

Weighted average shares
Outstanding                        1,891        1,882      1,912        1,881

Incremental shares from
assumed exercise of
stock options and payment of
performance share awards              18           18         18           18

Total Shares                       1,909        1,900      1,930        1,899

Earnings Per Common Share          $ .41         $.56       $.73       $ 1.09